Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
INVE Technologies, Inc.
of
Up to $20,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater than $3.40 per Share nor Less than $2.85 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 19, 2026, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.

INVE Technologies, Inc., a Delaware corporation (the “Company,” “INVE Technologies,” “we,” “our” or “us”), invites our stockholders to tender shares of our common stock, $0.001 par value per share (the “shares”), for purchase by us at a price not greater than $3.40 per share nor less than $2.85 per share, net to the seller in cash, less any applicable withholding and, in certain limited circumstances, transfer taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase shares in the Offer up to an aggregate purchase price of $20,000,000. Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest purchase price, not greater than $3.40 per share nor less than $2.85 per share, that will allow us to purchase shares having an aggregate purchase price of $20,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares having an aggregate purchase price in excess of $20,000,000 are properly tendered and not properly withdrawn.

At the maximum Final Purchase Price of $3.40 per share, we could purchase 5,882,352 shares if the Offer is fully subscribed, which would represent approximately 24.7% of the issued and outstanding shares as of October 19, 2026. At the minimum Final Purchase Price of $2.85 per share, we could purchase 7,017,543 shares if the Offer is fully subscribed, which would represent approximately 29.4% of the issued and outstanding shares as of October 19, 2026.

Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time and the guaranteed delivery period. We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price payable for shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the aggregate purchase price payable for shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. See Section 1.

The Offer is not conditioned on any minimum number of shares being tendered and is not subject to any financing condition. The Offer is, however, subject to certain other conditions. See Section 6.

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The shares are listed and traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “INVE.” On October 20, 2026, the last full trading day prior to the announcement and commencement of the Offer, the reported closing price of the shares on Nasdaq was $2.22 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7.

Our board of directors (the “Board of Directors”) has approved the Offer. However, neither we nor any member of our Board of Directors, Craig-Hallum Capital Group LLC, the exclusive dealer manager for the Offer (the “Dealer Manager”), D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), or Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), has made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Neither the SEC, any state securities commission nor any other regulatory body has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery described in Section 3 or other Offer documents described herein, you should contact the Information Agent, who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

_______________

The Dealer Manager for the Offer is:

Craig-Hallum

October 21, 2026

IMPORTANT

If you want to tender all or a portion of your shares, you must do one of the following prior to the Expiration Time:

•        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

•        If you hold certificates registered in your own name or hold shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates, if applicable, for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer.

•        If you are a financial institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

•        If you are a holder of restricted stock unit awards (“RSUs”) or performance stock unit awards (“PSUs”), you may only tender shares that you have acquired through settlement of such RSUs or PSUs.

If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $2.85 per share. You should understand that this election may lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $2.85 per share.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction within the United States where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely on any recommendation or any such representation or information made by anyone else as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

The issuer of the shares, INVE Technologies, Inc., a Delaware corporation, is offering to purchase the shares. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” A modified “Dutch auction” tender offer allows you either to elect to accept the price determined in the Offer or to specify the price (in increments of $0.05), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $2.85 to $3.40 per share. We will select the lowest purchase price, not greater than $3.40 per share nor less than $2.85 per share, that will allow us to purchase shares having an aggregate purchase price of $20,000,000, based on the number of shares properly tendered and not properly withdrawn, or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price.

Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares having an aggregate purchase price in excess of $20,000,000 are properly tendered and not properly withdrawn.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section captioned “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your shares being purchased at the minimum price of $2.85 per share.

If we purchase your shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding and, in certain limited circumstances, transfer taxes and without interest, promptly after the Expiration Time and the guaranteed delivery period. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1, Section 3 and Section 5.

You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 7.

How many shares will the Company purchase in the Offer?

Subject to the conditions to the Offer being satisfied or waived, we will purchase shares in the Offer having an aggregate purchase price of $20,000,000 or a lower amount depending on the number of shares properly tendered and not properly withdrawn.

•        At the maximum Final Purchase Price of $3.40 per share, we could purchase 5,882,352 shares if the Offer is fully subscribed, which would represent approximately 24.7% of the issued and outstanding shares as of October 19, 2026.

•        At the minimum Final Purchase Price of $2.85 per share, we could purchase 7,017,543 shares if the Offer is fully subscribed, which would represent approximately 29.4% of the issued and outstanding shares as of October 19, 2026.

•        If, based on the Final Purchase Price, shares having an aggregate purchase price of less than $20,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

If, based on the Final Purchase Price, shares having an aggregate purchase price of more than $20,000,000 are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the Final Purchase Price on a pro rata basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions. See Section 6.

In accordance with the rules of the SEC, we may increase the aggregate purchase price payable for shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. See Section 1.

How will the Company pay for the shares?

The maximum aggregate purchase price of shares purchased in the Offer will be $20,000,000. We expect the maximum aggregate cost of all fees and expenses applicable to the Offer to be approximately $1.1 million. We intend to use cash on hand to purchase shares in the Offer and to pay all related fees and expenses. The Offer is not subject to any financing condition. See Section 8.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., New York City time, on Thursday, November 19, 2026, unless we extend or earlier terminate the Offer. We refer to that time and date, as they may be extended, as the “Expiration Time” in this Offer to Purchase. See Section 1 and Section 13. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We cannot assure you that we will extend the Offer or, if we extend it, for how long. We can terminate the Offer under certain circumstances. See Section 6 and Section 13.

How will I be notified if INVE Technologies extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 13.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business strategy and assets, the current market price of the shares and our current and anticipated cash requirements. Our Board of Directors believes that the Offer is an effective way to return capital to those of our stockholders who choose to tender their shares pursuant to, and subject to the terms and conditions of, the Offer. In addition, because the purchase of shares pursuant to the Offer will reduce the number of outstanding shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings. Following completion or termination of the Offer, we may make additional repurchases of shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise, which additional purchases may be on the same terms or terms that are more favorable or less favorable to stockholders than the terms of the Offer.

Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing shares, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified “Dutch auction” tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our shares.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism for the Company to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment in the Company if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future business at no additional cost to them. See Section 2.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us on or prior to the Expiration Time, including:

•        no legal action shall have been taken, and we shall not have received notice of any threatened or instituted legal action, that could reasonably be expected to prohibit, restrict or delay consummation of the Offer;

•        no general suspension of trading in, or general limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•        no decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Composite Index or Standard & Poor’s 500 Composite Stock Index measured from the close of trading on October 20, 2026, the last trading day prior to commencement of the Offer, shall have occurred;

•        no commencement of a war, armed hostilities or other similar national or international calamity, including, without limitation, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after October 20, 2026, nor shall any material escalation of any war or armed hostilities that had commenced prior to October 20, 2026 have occurred;

•        no changes in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, taken as a whole, or the trading in the shares shall have occurred;

•        no person shall have proposed, announced or made a tender or exchange offer for the shares (other than the Offer), or a merger, business combination or other similar transaction involving us;

•        no person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the SEC on or before October 20, 2026) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•        no person (including a group) that has publicly disclosed in a filing with the SEC on or before October 20, 2026 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% of the outstanding shares;

•        no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

•        no material adverse change in our business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred during the Offer; and

•        we shall not have determined that as a result of the consummation of the Offer and the purchase of shares, there will be a reasonable likelihood that the shares will be delisted from Nasdaq.

For a more detailed discussion of these and other conditions of the Offer, please see Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares to be delisted from Nasdaq or be eligible for deregistration under the Exchange Act (which would result in the Company no longer being subject to the periodic reporting requirements of the Exchange Act). See Section 2 and Section 6.

How do I tender my shares?

If you want to tender all or a portion of your shares, you must do one of the following before 5:00 p.m., New York City time, on Thursday, November 19, 2026, or any later time and date to which the Offer may be extended:

•        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you.

•        If you hold certificates registered in your own name or hold shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates, if applicable, for your shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses shown on the Letter of Transmittal.

•        If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

•        If you are a holder of restricted stock unit awards (“RSUs”) or performance stock unit awards (“PSUs”), you may only tender shares that you have acquired through settlement of such RSUs or PSUs.

If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

If you are a holder of RSUs or PSUs, you may only tender shares that you have acquired through settlement of such RSUs or PSUs.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Thursday, November 19, 2026, unless we extend the Offer, in which case you may withdraw your shares until the Expiration Time, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., New York City time, on Friday, December 18, 2026. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant to the Offer. See Section 4.

In what order will you purchase the tendered shares?

If the conditions to the Offer have been satisfied or waived and shares having an aggregate value (based on the Final Purchase Price) of less than $20,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and shares having an aggregate value (based on the Final Purchase Price) in excess of $20,000,000 (or such greater amount as we may elect to pay, subject to applicable law) have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all shares properly tendered at or below the Final Purchase Price (and not properly withdrawn before the Expiration Time) on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

Therefore, it is possible that we will not purchase all of the shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Depositary or the Information Agent made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have advised us that they do not intend to tender their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the Final Purchase Price. See Section 9 and Section 10.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who decide not to tender their shares will own a greater percentage interest in the outstanding shares following the completion of the Offer. See Section 2.

When and how will INVE Technologies pay me for the shares I tender?

We will pay the Final Purchase Price net to the seller, in cash, less applicable withholding and, in certain limited circumstances, transfer taxes and without interest, for the shares we purchase promptly after the Expiration Time and the guaranteed delivery period. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered shares until at least one business day after the expiration of the period to complete tenders made by guaranteed delivery. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly thereafter. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

What is the recent market price of my shares?

On October 20, 2026, the last full trading day before the announcement and commencement of the Offer, the reported closing price of the shares on Nasdaq was $2.22 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 7.

Will I have to pay brokerage fees or commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. See Section 3 and Section 14.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of shares from the Company. For a more detailed discussion of U.S. federal income tax consequences of participating in the Offer, see Section 12.

If you are a Non-U.S. Holder (as defined in Section 12), if the receipt of cash by you is treated as consideration received in a sale or exchange, and any gain from such sale or exchange is not effectively connected with conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless an exception applies. The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 12. Thus, as a Non-U.S. Holder, you should expect that the Depositary or other applicable withholding agent will likely withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the Offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Section 3 and Section 12. If such tax has been withheld, but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 12 for additional information.

We recommend that you consult with your tax advisor with respect to your particular situation.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Manager is Craig-Hallum Capital Group LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents that we file with the SEC that are incorporated by reference into this Offer to Purchase contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. These statements can often be identified by the use of forward-looking terminology such as “expect,” “believe,” “anticipate,” “estimate,” “plan,” “project,” “may,” “could,” “should,” “intend,” “seek,” “target,” “forecast,” “goal” and other similar expressions and include statements as to future operating results, future financial performance and future events. These forward-looking statements are based on our management’s current expectations, beliefs, estimates, projections and assumptions about future events and trends. These statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. Given these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

Various factors could adversely affect our business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including our expectations regarding our transition to a physical artificial intelligence (“AI”) solutions business focused on acquiring compliance Software-as-a-Service (“SaaS”) businesses in highly regulated industries; our ability to identify, complete and integrate acquisitions on acceptable terms, including through cash and structured equity consideration; the sufficiency of our capital resources and our ability to reduce net negative cash flow; our ability to enter into a definitive strategic partnership agreement and our beliefs regarding the expected benefits thereof; our ability to recruit experienced leadership during our leadership transition; our beliefs regarding the benefits of board observer arrangements; and those factors discussed under the heading “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended June 30, 2026 and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2025, as amended. Our actual results could also differ materially from management’s expectations in any forward-looking statements because of the following risks and uncertainties:

•        our ability to complete the Offer;

•        the price at which we ultimately determine to purchase shares in the Offer and the number of shares properly tendered in the Offer;

•        the price and time at which we may make any additional share repurchases following completion of the Offer and the number of shares acquired in such repurchases;

•        our ability to execute our business strategy, including a strategic partnership agreement and the terms thereof;

•        fluctuations in the market price of our shares;

•        changes in our plans, strategies and intentions;

•        the impact of acquisitions, dispositions and other similar transactions;

•        changes in financial estimates or recommendations by securities analysts;

•        decreased liquidity in the capital markets and in our common stock; and

•        changes in the general economic, business, social and political environment in the United States or international lending, capital and financing markets.

The forward-looking statements made in, or incorporated by reference into, this Offer to Purchase relate only to events as of the date on which the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in or incorporated by reference into this Offer to Purchase to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this Offer to Purchase and the documents that we incorporate by reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INTRODUCTION

To the holders of our common stock:

We invite our stockholders to tender shares of our common stock, $0.001 par value per share, for purchase by us at a price not greater than $3.40 per share nor less than $2.85 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer.

We are offering to purchase shares in the Offer up to an aggregate purchase price of $20,000,000. Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest purchase price, not greater than $3.40 per share nor less than $2.85 per share, that will allow us to purchase shares having an aggregate purchase price of $20,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. We refer to the price we will select as the Final Purchase Price. We will acquire all shares properly tendered and not properly withdrawn from the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the proration (if shares having an aggregate purchase price greater than the aggregate purchase price we seek are properly tendered and not properly withdrawn) provision described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, shares having an aggregate purchase price of less than $20,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration will be returned to the tendering stockholders at our expense promptly after the Expiration Time and the guaranteed delivery period. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price payable for shares sought in the Offer. We may increase the aggregate purchase price of shares sought in the Offer to an amount greater than $20,000,000, subject to applicable law. See Section 1.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

Our directors and executive officers have advised us that they do not intend to tender their shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any shares in the Offer. See Section 10.

We will pay all reasonable fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 14.

As of October 19, 2026, we had 23,859,585 issued and outstanding shares. As of that date, there were, in the aggregate, 1,087,022 shares available for grant or award under our equity compensation plans. We also had 53,052 shares subject to outstanding RSUs and 175,000 shares subject to outstanding PSUs.

•        At the maximum Final Purchase Price of $3.40 per share, we could purchase 5,882,352 shares if the Offer is fully subscribed, which would represent approximately 24.7% of the issued and outstanding shares as of October 19, 2026.

•        At the minimum Final Purchase Price of $2.85 per share, we could purchase 7,017,543 shares if the Offer is fully subscribed, which would represent approximately 29.4% of the issued and outstanding shares as of October 19, 2026.

The shares are listed and traded on Nasdaq under the symbol “INVE.” On October 20, 2026, the last full trading day prior to the announcement and commencement of the Offer, the reported closing price of the shares on Nasdaq was $2.22 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7 and Section 10.

Our principal executive offices are located at 1900-B Carnegie Avenue, Santa Ana, California 92705, and our telephone number is (657) 356-8384.

THE OFFER

1.      Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase shares up to an aggregate purchase price of $20,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, at a price not greater than $3.40 per share nor less than $2.85 per share, net to the seller in cash, less any applicable withholding taxes and without interest. We refer to such purchase price as the Final Purchase Price. If, based on the Final Purchase Price, shares having an aggregate purchase price of less than $20,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

The term “Expiration Time” means 5:00 p.m., New York City time, on Thursday, November 19, 2026, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either:

(1)    specify that they are willing to sell their shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $2.85), or

(2)    specify the price or prices, not greater than $3.40 per share nor less than $2.85 per share, at which they are willing to sell their shares to us under the Offer. Prices may be specified in increments of $0.05.

Promptly following the Expiration Time and the guaranteed delivery period, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest purchase price, not greater than $3.40 per share nor less than $2.85 per share, that will allow us to purchase shares having an aggregate purchase price of $20,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. All shares tendered in the Offer and accepted for purchase by us will be purchased at the Final Purchase Price.

If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $2.85 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $2.85 per share.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered shares until at least one business day after the expiration of the period to complete tenders made by guaranteed delivery. We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the proration provision of the Offer, we may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares having an aggregate purchase price of more than $20,000,000 are properly tendered and not properly withdrawn. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration, to the tendering stockholders at our expense, promptly following the Expiration Time and the guaranteed delivery period.

By following the instructions in the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions of their shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price payable for shares sought in the Offer. We may increase the aggregate purchase price of shares sought in the Offer to an amount greater than $20,000,000, subject to applicable law. In accordance with the rules of the SEC, we may increase the aggregate purchase price payable for shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 13.

In the event that the Offer is oversubscribed, as described below, shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration. The withdrawal rights also expire at the Expiration Time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares having an aggregate purchase price in excess of $20,000,000 (or such greater amount as we may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, we will purchase all shares properly tendered at or below the Final Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

As a result of the foregoing priority applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased even though such shares were tendered at prices at or below the Final Purchase Price.

As noted above, we may elect to purchase shares having an aggregate purchase price of more than $20,000,000 in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater amount.

Odd Lots.    For purposes of the Offer, the term “odd lots” means all shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares, which we refer to as an “odd lot holder.” By accepting the Offer, an odd lot holder who holds shares in such odd lot holder’s name and tenders those shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of such holder’s shares.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time and the guaranteed delivery period. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, at or below the Final Purchase Price. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any shares purchased pursuant to the Offer until at least one business day after the expiration of the period to complete tenders made by guaranteed delivery. The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, will be relevant to a stockholder’s decision whether to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.      Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.    The Board of Directors believes that the Offer is a prudent use of our financial resources and fulfills, in part, the Board’s desire to return capital to stockholders while retaining capital sufficient to execute our strategy of acquiring established compliance SaaS businesses with recurring subscription revenue, strong customer relationships and deep regulatory expertise within highly regulated end-markets and enhancing those businesses through the integration of physical AI technologies provided by Trackonomy Systems, Inc. (“Trackonomy”). The Board of Directors believes that the Offer is an effective way to return capital to our stockholders. In addition, because the purchase of shares pursuant to the Offer will reduce the number of outstanding shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings.

In addition, the Board of Directors believes that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future business at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

In considering the Offer, the Board of Directors took into account the expected financial impact of the Offer and concluded that the Offer is a prudent use of our financial resources given our business strategy and assets, the current market price of the shares and our current and anticipated cash requirements. The Board of Directors considered various additional factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing shares, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified “Dutch auction” tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our shares.

Following the completion or termination of the Offer, we may in the future make additional repurchases of shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise, which additional repurchases may be on the same terms or on terms that are more favorable or less favorable to stockholders than the terms of the Offer. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our directors and executive officers do not intend to tender their shares in the Offer.

Certain Effects of the Offer.    Stockholders who decide not to tender their shares pursuant to the Offer will own a greater percentage interest in the outstanding shares following the consummation of the Offer and will continue to bear the risks associated with owning the shares, including risks resulting from our purchase of shares in the Offer. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell shares in the future.

Shares we purchase pursuant to the Offer will be retired and therefore will not be outstanding and will return to the status of authorized but unissued shares following the completion of the Offer. The Offer, if completed, will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices, reduced liquidity in the trading market for our shares and greater volatility in the price of our shares following completion of the Offer.

The accounting for our purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related expenses incurred in connection with the Offer, as well as a reduction in cash and cash equivalents in a corresponding amount. There will also be a reduction in the number of outstanding shares in an amount equal to the number of shares that we repurchase pursuant to the Offer, which will affect the calculation of our earnings (loss) per share.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares in the Offer will cause our remaining outstanding shares to be delisted from Nasdaq. However, we may be considered a “public shell” company under the Nasdaq listing rules. Although Nasdaq evaluates whether a listed company is a public shell company based on a facts and circumstances determination, a Nasdaq-listed company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets is generally considered to be a public shell company. Listed companies determined to be public shell companies by Nasdaq may be subject to delisting proceedings or additional and more stringent listing criteria.

Delisting would adversely affect the liquidity and market price of our common stock, impair our ability to pursue strategic acquisitions, reduce the types of investors that may be willing or able to invest in our common stock, result in the potential loss of confidence among investors, suppliers, customers, end users, and employees, reduce business development opportunities, and otherwise adversely affect our business. In addition, if we are determined to be a “shell company” for purposes of the federal securities laws, we would be subject to certain additional restrictions under the Securities Act of 1933, as amended, including restrictions on our ability to use Form S-8 to register securities under employee benefit plans, limitations on the availability of Rule 144 for resales of our securities, and limitations that may increase the time, expense and uncertainty associated with completing future acquisitions.

We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

As of October 15, 2026, our common stock was held by approximately 195 holders of record, which is fewer than the 300 holders of record at which a class of securities becomes eligible for termination of registration under Section 12(g)(4) of the Exchange Act and suspension of Section 15(d) reporting obligations. The Staff of the SEC has provided guidance that, where an issuer is already eligible to terminate registration, a transaction that further reduces the number of record holders does not cause the class to become eligible and therefore does not produce the going private effect described in Rule 13e-3(a)(3)(ii)(A). Accordingly, we do not believe that our purchase of shares under the Offer will constitute a “going private” transaction subject to Rule 13e-3 under the Exchange Act.

The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

Except as disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•        any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that is material to us and our subsidiaries, taken as a whole;

•        any material change in our present dividend policy, our indebtedness or capitalization;

•        any change in our present Board of Directors or management, including, without limitation, any plans or proposals to change the number or the term of our directors (although we may fill current or future vacancies on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•        any other material change in our corporate structure or business;

•        any class of our equity securities becoming delisted from Nasdaq or ceasing to be authorized to be quoted on Nasdaq;

•        any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•        the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•        the acquisition or disposition by any person of our securities, other than pursuant to our Stock Repurchase Program (as defined in Section 10) or issuances or grants of, or purchases or dispositions pursuant to, equity awards granted to our employees (including officers) and members of our Board of Directors; or

•        any changes in our charter or bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of us.

Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering shares in the Offer may run the risk of forgoing the benefit of any appreciation in the value or market price of the shares resulting from such potential future events. However, there can be no assurance that we will decide to undertake any such event in the future.

3.      Procedures for Tendering Shares.

Proper Tender of Shares.    For shares to be tendered properly pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a Letter of Transmittal, properly completed and duly executed and including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Thursday, November 19, 2026, by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section captioned “Shares Tendered At Price Determined By Stockholder,” indicating the price at which shares are being tendered.

Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section captioned “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered shares being purchased at the minimum price of $2.85 per share. If tendering stockholders wish to indicate a specific price (in increments of $0.05) at which their shares are being tendered, they must check the appropriate box in the section captioned “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars)

Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

•        the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•        shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•        either of:

•        certificates for the shares, or

•        a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below; and

•        either of:

•        the Letter of Transmittal, properly completed and duly executed, including any required signature guarantees, or

•        an Agent’s Message in the case of a book-entry transfer; and

•        any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and the shares to which such documents relate will not be deemed to be properly tendered.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery.    If you wish to tender shares in the Offer and your certificates for shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are met:

•        your tender is made by or through an Eligible Institution;

•        a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Time; and

•        the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and other documents required by the Letter of Transmittal, are received by the Depositary within one trading day after the Expiration Time.

For these purposes, a “trading day” is any day on which Nasdaq is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, or mail before the Expiration Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for RSUs and PSUs.    We are not offering, as part of the Offer, to purchase RSUs or PSUs which have not been vested and settled, and tenders of such equity awards will not be accepted. You may only tender shares that you have acquired through settlement of such RSUs and PSUs.

Return of Unpurchased Shares.    If any tendered shares are not purchased in the Offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificate(s) are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the Final Purchase Price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt of any shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, subject to any order or decision by a court of competent jurisdiction, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (except as provided in Section 6, “Conditions of the Offer”), or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless at the time of tender and at the end of the proration period (including any extensions of that period) that person so tendering has a “net long position,” within the meaning of Exchange Act Rule 14e-4, in:

(1)    the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered those shares for the purpose of tendering to INVE Technologies within the period specified in the Offer, or

(2)    other securities issued by INVE Technologies that are immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of the tender, will acquire the shares by conversion, exchange or exercise of these Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered the shares so acquired for the purpose of tendering to INVE Technologies within the period specified in the Offer.

A tender of shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that:

(1)    the stockholder has a “net long position,” within the meaning of Exchange Act Rule 14e-4, in the shares or Equivalent Securities at least equal to the shares being tendered; and

(2)    the tender of shares complies with Exchange Act Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all liens, security interests, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost, Destroyed or Stolen Certificates.    Stockholders whose certificates for all or any portion of their shares have been lost, destroyed, mutilated or stolen may contact Equiniti Trust Company, LLC, the Depositary and transfer agent for the shares, at one of its addresses set forth on the back cover of this Offer to Purchase or at the toll-free number (800) 937-5449 for instructions to obtain a replacement certificate. To tender such shares in the Offer, the replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed, mutilated or stolen certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to receive further instructions, for a determination as to whether a bond will need to be posted and to permit timely processing of this documentation.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and any shares to which they relate will not be deemed to be properly tendered.

U.S. Federal Income Tax Backup Withholding.    To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering stockholder pursuant to the Offer, prior to receiving such payments, each such stockholder must submit to the applicable withholding agent a correct, properly completed and executed Internal Revenue Service (“IRS”) Form W-9 in the case of a U.S. Holder (as defined in Section 12), or an applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 12), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s U.S. federal income tax liability, if any, and may entitle the stockholder to a refund, so long as the required information is timely furnished to the IRS. Stockholders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders.    As described in Section 12, the U.S. federal income tax treatment to a Non-U.S. Holder (as defined in Section 12) of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because any dividends or gain are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or another exception applies. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) or other applicable IRS Form W-8 claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets any of the Section 302 Tests (defined in Section 12) or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders also must establish an exemption from withholding under FATCA (as defined in Section 12). Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

4.      Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless we have accepted tendered shares for payment in the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on Friday, December 18, 2026.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, and the name of the registered holder of the shares. If certificates for shares to be withdrawn have been delivered to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, and, subject to any order or decision by a court or an arbitrator of competent jurisdiction, our determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

5.      Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time and the guaranteed delivery period, we will:

•        determine the Final Purchase Price, taking into account the number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders; and

•        accept for payment and pay for (and thereby purchase) shares having an aggregate purchase price of $20,000,000 (or such greater amount as we may elect to pay, subject to applicable law) that are properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the aggregate purchase price payable for shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provision of the Offer, shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject in the event of proration to the time necessary to determine the applicable proration factor, but only after timely receipt by the Depositary of:

•        certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•        a properly completed and duly executed Letter of Transmittal or an Agent’s Message in lieu of the Letter of Transmittal in the case of book-entry transfer; and

•        any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time and the guaranteed delivery period. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Final Purchase Price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.      Conditions of the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (excluding any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•        there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•        challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer, seeks to obtain any material damages or otherwise relates in any manner to the Offer; or

•        could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs our ability to purchase some or all of the shares pursuant to the Offer;

•        there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•        make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

•        delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the Offer; or

•        materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

•        there has been any legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), that has passed either the United States House of Representatives or the Senate or otherwise is pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•        there has occurred any of the following:

•        any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States;

•        the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•        a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Composite Index or Standard & Poor’s 500 Composite Stock Index, in each case measured from the close of trading on October 20, 2026, the last trading day prior to commencement of the Offer;

•        the commencement of a war, armed hostilities or other similar national or international calamity, including, without limitation, an act of terrorism, directly or indirectly involving the United States, on or after October 20, 2026;

•        any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially and adversely affect, the extension of credit by banks or other lending institutions in the United States;

•        any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or the trading in the shares; or

•        in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material escalation, acceleration or worsening thereof;

•        a tender or exchange offer for any or all of the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction; or

•        we learn that:

•        any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before October 20, 2026);

•        any person or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 20, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares;

•        any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•        any change or changes have occurred in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or the benefits of the Offer to us, including our ability to efficiently return capital to our stockholders;

•        any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•        we determine that, as a result of the consummation of the Offer and the purchase of the shares, there will be a reasonable likelihood that the shares will be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (excluding any action or inaction by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify stockholders of our determination as to whether we will (i) waive or modify the applicable condition(s) and continue the Offer or (ii) terminate the Offer. However, once the Offer has expired, all of the conditions of the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the Offer despite any of such conditions not being satisfied, then we may be required to extend the Expiration Time. Subject to any order or decision by a court or an arbitrator of competent jurisdiction, any determination by us concerning the events described above will be final and binding on all parties. See Section 13.

The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition.

7.      Price Range of Shares; Dividends.

The shares are listed and traded on Nasdaq under the symbol “INVE.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares on Nasdaq.

	High	Low
Year Ended December 31, 2024
First Quarter	$9.00	$7.12
Second Quarter	8.45	4.01
Third Quarter	4.29	2.95
Fourth Quarter	4.24	3.43
Year Ended December 31, 2025
First Quarter	$3.87	$3.16
Second Quarter	3.42	2.93
Third Quarter	3.82	3.08
Fourth Quarter	4.01	3.18
Year Ending December 31, 2026
First Quarter	$3.93	$3.09
Second Quarter	5.29	2.50
Third Quarter	2.98	2.36
Fourth Quarter (through October 20, 2026)	2.42	2.22

On October 20, 2026, the last full trading day before the announcement and commencement of the Offer, the reported closing price of the shares on Nasdaq was $2.22 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and, if so, at what price.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and general business conditions and other factors that our Board of Directors may deem relevant.

8.      Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the aggregate purchase price of shares purchased in the Offer will be $20,000,000. We expect that the maximum aggregate cost of all fees and expenses applicable to the Offer will be approximately $1.1 million. We plan to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, using our cash on hand. The Offer is not conditioned upon the receipt of financing.

9.      Certain Information Concerning the Company.

Business

On September 15, 2026, the Company completed the sale of its specialty Internet of Things business (the “Business”) through the sale of substantially all of its operating assets, including all outstanding shares of Identiv (Thailand) Co., Ltd, the Company’s wholly-owned subsidiary, and $25 million in cash, to Trackonomy, a Delaware corporation, and Trackonomy assumed certain liabilities related to the Business pursuant to that certain Stock and Asset Purchase Agreement, dated as of June 24, 2026, by and between the Company and Trackonomy.

Go Forward Business Strategy

As previously disclosed, the Company intends to operate as a publicly traded physical AI solutions business focused on acquiring and operating SaaS businesses in highly regulated industries that provide compliance, operations, traceability and regulatory software solutions that the Company believes may benefit from the integration with Trackonomy’s physical AI platform, including the incorporation of Bluetooth Low Energy (“BLE”) and radio-frequency identification (“RFID”) enabled physical data (such anticipated business, the “Physical AI Solutions Business”).

Historically, compliance software has been designed primarily to manage audit and operations activities through workflows, documentation, audit preparation and reporting. Management believes that advances in AI are increasingly enabling many of these administrative functions to be performed through AI-powered tools, reducing differentiation among traditional workflow-based software solutions and placing increasing competitive pressure on many SaaS providers. This may lead some small and mid-sized software companies to seek additional capital, which could create acquisition opportunities at attractive valuations. At the same time, management believes that regulators are increasingly demanding verifiable evidence of ground truth data, not self-reported records or periodic spot audits.

The Company believes the next generation of software will increasingly be defined not only by its ability to manage auditing and operational workflows, but also by its ability to verify physical truth through objective, evidence-based operational data collected directly from the physical environment. This data may include real-time location, temperature, environmental, and other physical measurements gathered by low-cost BLE and RFID devices, as required to comply with regulations. This operational data is expected to provide businesses with greater visibility into their operations, enabling more informed decision-making while reducing the costs and inefficiencies associated with manual data collection. The Company believes the combination of low-cost intelligent smart-labels with Trackonomy’s InPlay chips and AI-based intelligence data solutions creates a foundation for differentiated capabilities for next generation SaaS businesses.

Accordingly, the Company’s strategy is to acquire established compliance or specialized SaaS businesses with recurring subscription revenue, strong customer relationships and deep regulatory expertise within highly regulated end-markets and enhance those businesses through the integration of physical AI technologies provided by Trackonomy. Rather than replacing existing software platforms, the Company intends to augment them by enabling the automated collection of continuously generated, verifiable physical-world operational data through the use of Trackonomy smart-labels and related AI-based data solutions. The Company also believes there is an opportunity to achieve economies of scale through elimination of duplicative functions, especially related to general and administrative activities. Management believes this approach should improve the value of acquired software platforms by increasing competitive differentiation and expanding cross selling revenue opportunities by providing customers with objective operational data that should improve operational visibility and decision-making.

Acquisition Strategy

The Company intends to focus on acquiring SaaS businesses serving industries where operational traceability and evidence-based reporting are critical business requirements (“Target Opportunities”). These industries may include healthcare operations, worker safety (Environment, Health, and Safety), pharmaceutical supply chains, food safety, medical device compliance, environmental and water quality management, and industrial operations (“Target Markets”). Management expects to evaluate acquisition opportunities based on a number of factors, including the quality of recurring subscription revenue, established customer relationships, the opportunity to enhance existing services and revenue through the integration of Trackonomy’s physical AI capabilities, the target company’s capital requirements and growth profile, and overall strategic and financial fit within the Company’s acquisition strategy.

Physical AI Platform

Following each acquisition, the Company intends, where appropriate, to utilize and integrate Trackonomy’s physical AI platform, including RFID, sensors, telemetry, connected devices, smart BLE labels and real-time data infrastructure, with the acquired software platform. The Company believes these capabilities should automate the collection of operational information that has historically been not gathered or gathered manually or through periodic inspections, and thus provide real-time evidence-based, verifiable data. Examples include continuous temperature monitoring, environmental condition monitoring, real-time location tracking, chain-of-custody verification, and automated audit documentation. The Company believes that continuously generated, evidence-based operational data should enhance the functionality of acquired software platforms by providing customers with objective information that leverages Trackonomy’s technology while reducing administrative effort associated with collecting, documenting and validating information with increased efficiencies and associated cost savings.

Expected Strategic Partnership with Trackonomy

The Company and Trackonomy expect to enter into a definitive agreement for a strategic partnership establishing the commercial framework under which the parties will collaborate to integrate Trackonomy’s physical AI technologies into the SaaS businesses acquired by the Company in Target Opportunities. Under the anticipated strategic partnership agreement, Trackonomy is expected to provide the physical AI infrastructure supporting the Company’s strategy, including sensors, smart BLE labels, telemetry, connectivity, structured data layer and related software. The definitive agreement is also expected to establish commercial arrangements governing prospective jointly offered products and services, including revenue-sharing arrangements. The Company believes that its equity ownership in Trackonomy, together with the expected strategic partnership, would align the long-term interests of both organizations, prospectively enhancing value for both companies, while preserving their independence as separate companies.

The parties are currently negotiating a strategic partnership agreement. Actual terms will be as provided in the definitive agreement, if any.

Revenue Model

The Company expects the Target Opportunity acquired businesses to continue generating recurring subscription revenue from their existing SaaS offerings while expanding their product portfolios and service offerings through the integration of Trackonomy’s physical AI capabilities. Management believes that combining software with continuously generated verifiable physical-world operational data should create opportunities to introduce enhanced platform functionality, premium subscription offerings, and additional recurring revenue streams. Revenue is expected to be generated from recurring SaaS subscriptions, premium pricing tiers for services providing verified audit and operational data, implementation and integration services, and sales of sensors, connected labels and related hardware deployed through the acquired software businesses.

Capital Resources

The Company intends to significantly reduce the net negative cash flow of its business. Expense reductions are expected to include those coming from the termination of losses associated with the divested operating business along with streamlining corporate overhead to the new business strategy. The Company currently expects to allocate approximately $30 million toward acquisitions and approximately $12-15 million to fund operating expenses and the costs associated with operating as a public company for an estimated three-year period. These allocations reflect current expectations and may change based on different revenue and expense contributions from the Target Opportunity acquisitions, overall operating results, capital requirements, and market conditions.

The Company is evaluating potential acquisition opportunities in the Target Markets and expects to continue discussions with prospective acquisition candidates. There can be no assurance regarding the timing or completion of any acquisition.

Acquisition Structuring

The Company currently intends to acquire the Target Opportunities for a combination of cash and structured equity. The approach to the structured equity component of acquisitions will potentially include some of the following elements: issued equity vesting over time, options or warrants with strike prices higher than the current market price at the time of the transactions, or equity only issued based on post-closing performance of the acquired business over time. Potential deal structures could contain some or all of these structural elements and will be subject to negotiation with the targets.

Governance and Strategic Alignment

Effective as of the closing of the sale of the Business to Trackonomy, James E. Ousley, Chairman of the Company’s Board of Directors, was appointed as a non-voting board observer to Trackonomy’s board of directors. In addition, Dr. Erik Volkerink, Chief Executive Officer of Trackonomy, is expected to serve as a non-voting board observer to the Company’s Board of Directors. The Company believes these observer arrangements will facilitate information sharing and strategic partnership collaboration as the parties develop and commercialize physical AI-enabled solutions while maintaining the separate governance and independence of each organization.

Organization and Management

The Company intends to significantly streamline its organizational structure to support its new strategic focus in the proposed Physical AI Solutions Business. As part of this transition, Kirsten Newquist, our former Chief Executive Officer and a member of our Board of Directors, resigned from her position as Chief Executive Officer effective as of September 21, 2026, and from her position as a member of the Board of Directors effective September 30, 2026, and our Board of Directors appointed James Greenwell Interim Chief Executive Officer effective as of September 21, 2026. The Company is recruiting senior leadership with significant experience in SaaS businesses, mergers and acquisitions, and post-acquisition integration to lead the organization and execute the Company’s long-term growth strategy.

Management expects the Company to operate initially with a lean, cross-functional corporate team dedicated to sourcing and executing acquisitions, managing the strategic partnership with Trackonomy once a definitive agreement is executed, and fulfilling the Company’s responsibilities as a publicly traded company. The Company’s initial post-closing corporate organization is also expected to include professionals responsible for corporate development, finance, strategic partnerships, integration, and public company administration. Management believes that maintaining a streamlined corporate structure will provide operational flexibility while enabling the Company to deploy a greater portion of its available capital toward acquisitions and growth initiatives. Management anticipates that the Company’s employee operational base will increase following the completion of acquisitions. The timing and size of future workforce growth will depend on the number, size and nature of acquisitions completed and the Company’s integration strategy.

Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which includes additional information relating to the Offer.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. The information on the SEC’s website is not part of this Offer to Purchase, and any references to this website or any other website are inactive textual references only.

Incorporation by Reference.    The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents filed by us with the SEC (excluding any information that was furnished to, rather than filed with, the SEC under applicable SEC rules):

•        Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026;

•        Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 29, 2026;

•        Quarterly Reports on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 14, 2026 and for the three months ended June 30, 2026, filed with the SEC on August 13, 2026; and

•        Current Reports on Form 8-K, filed with the SEC on June 24, 2026, July 27, 2026, August 5, 2026, August 24, 2026, September 16, 2026 and September 18, 2026.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or in a subsequently filed document so incorporated by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of any or all of the documents incorporated by reference, at no cost, by writing or telephoning us at the following address and number:

INVE Technologies, Inc.
1900-B Carnegie Avenue
Santa Ana, California 92705
Attention: Investor Relations
Telephone: (657) 356-8384

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.invetechnologies.com. Our website and the information posted on it or connected to it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase.

10.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of October 19, 2026, we had 23,859,585 issued and outstanding shares. We are offering to purchase shares up to an aggregate purchase price of $20,000,000. At the maximum Final Purchase Price of $3.40 per share, we could purchase 5,882,352 shares if the Offer is fully subscribed, which would represent approximately 24.7% of the issued and outstanding shares as of October 19, 2026. At the minimum Final Purchase Price of $2.85 per share, we could purchase 7,017,543 shares if the Offer is fully subscribed, which would represent approximately 29.4% of the issued and outstanding shares as of October 19, 2026.

As of October 19, 2026, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 496,371 shares or approximately 2.1% of the total outstanding shares.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender their shares in the Offer (including shares they are deemed to beneficially own). If we complete the Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the Final Purchase Price. We are not aware of any of our affiliates that intend to tender any shares in the Offer.

Beneficial Ownership

The following table sets forth, as of October 19, 2026, certain information with respect to the beneficial ownership of shares by:

•        each of our current directors;

•        each of our executive officers;

•        all of our directors and executive officers as a group; and

•        each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o INVE Technologies, Inc., 1900-B Carnegie Avenue, Santa Ana, California 92705.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Bleichroeder LP(1)	4,748,057	19.9%
1345 Avenue of the Americas, 47th Floor, New York, NY 10105
Radoff Family Foundation/Bradley L. Radoff(2)	2,322,345	9.7%
2727 Kirby Drive, Unit 29L, Houston, TX 77098
Bruce Grossman(3)	1,750,001	7.3%
200 Business Park Drive, Suite 306, Armonk, NY 10504
Flint Ridge Capital LLC/John P. Szabo, Jr.(4)	1,355,000	5.7%
1343 Main Street, Suite 704, Sarasota, FL 34236

Directors and Executive Officers:
Laura Angelini(5)	55,945	*
James Greenwell	—	—
Edward Kirnbauer	63,128	*
Richard E. Kuntz, M.D.(6)	54,016	*
Miguel A. Lopez(7)	29,889	*
James E. Ousley(8)	293,393	1.2%
All executive officers and directors as a group (6 persons)(9)	496,371	2.1%

____________

*        Less than 1.0%

(1)      Based on information set forth in Amendment No. 6 to Schedule 13D/A filed jointly on August 25, 2026 by Bleichroeder LP, Bleichroeder Holdings LLC, the general partner of Bleichroeder LP, and Andrew Gundlach, the Chairman and CEO of Bleichroeder LP (collectively, “Bleichroeder”), Bleichroeder has sole voting and dispositive power with respect to 5,247,467 shares of common stock. In order to comply with the stockholder approval requirements of Nasdaq Listing Rule 5635, the Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series B Preferred Stock (the “Series B Certificate of Designation”) provides that the Series B Preferred Stock held by 21 April Fund, Ltd. and 21 April Fund, L.P. (collectively, the “21 April Funds”), for which Bleichroeder LP acts as investment advisor, may not be converted to the extent that, after giving effect to such conversion, the holder (together with its affiliates and any persons acting as a group with the holder or its affiliates) would beneficially own in excess of 19.9% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion (the “Ownership Limitation”). At the Company’s annual meeting of stockholders held on September 10, 2026 (the “2026 Annual Meeting”), the Company’s stockholders approved a proposal that provides for the potential issuance of shares of common stock upon the conversion of the Company’s Series B Preferred Stock that the Company issued to the 21 April Funds in excess of 19.99% of the Company’s common stock or voting power outstanding, including issuances that may cause the 21 April Funds and Bleichroeder to become the beneficial owners of more than 19.99% of the Company’s outstanding common stock or total voting power. As a result of such approval, the Ownership Limitation is no longer required to comply with Nasdaq rules. However, the Ownership Limitation continues to apply unless it is waived by a holder in accordance with the Series B Certificate of Designation, such waiver not to become effective until the 61st day after notice of waiver is delivered to the Company. As of the date of this Offer to Purchase, no such waiver notice has been delivered to the Company. Because of the Ownership Limitation, the number of shares reported in the table above represents 19.9% of the Company’s outstanding common stock as of October 19, 2026. If there were no Ownership Limitation on the conversion of the Series B Preferred Stock, Bleichroeder would be deemed to be the beneficial owner of approximately 10,117,432 shares, representing approximately 32.5% of the outstanding shares as of October 19, 2026.

(2)      Based solely on information set forth in Amendment No. 3 to Schedule 13D/A filed jointly on August 27, 2025 by the Radoff Family Foundation (the “Radoff Foundation”) and Bradley L. Radoff, the Radoff Foundation has shared voting and dispositive power with respect to 297,345 shares of common stock and Mr. Radoff has sole voting and dispositive power with respect to 2,025,000 shares of common stock and shared voting and dispositive power with respect to 297,345 shares of common stock. According to the Schedule 13D/A, although Mr. Radoff serves as a director of the Radoff Foundation and may be deemed to beneficially own the shares owned directly by the Radoff Foundation, each filer disclaims beneficial ownership of the shares that he or it does not directly own.

(3)      Based solely on information set forth in a Schedule 13G filed on July 9, 2026 by Bruce Grossman, Mr. Grossman has sole voting and dispositive power with respect to 1,750,001 shares of common stock. Dillon Hill Capital LLC (“Dillon Hill Capital”), of which Mr. Grossman is the sole member, owns 606,525 shares of common stock and Dillon Hill Investment Company II LLC (“Dillon Hill Investment Company”), the investment decisions of which are controlled by Mr. Grossman, owns 1,143,476 shares of common stock. Mr. Grossman may be deemed to have sole voting and dispositive power over the shares of common stock held by Dillon Hill Capital and shared voting and dispositive power over the shares of common stock held by Dillon Hill Investment Company.

(4)      Based solely on information set forth in Amendment No. 1 to Schedule 13G/A filed jointly on February 14, 2024 by Flint Ridge Capital LLC (“Flint Ridge”), Flint Ridge Partners L.P. (the “Fund”), and John P. Szabo, Jr., Flint Ridge and the Fund each have shared voting and dispositive power with respect to 1,355,000 shares of common stock, and Mr. Szabo has sole voting and dispositive power with respect to 292,157 shares of common stock and shared voting and dispositive power with respect to 1,710,000 shares of common stock. According to the Schedule 13G/A, Flint Ridge is the general partner and investment adviser of the Fund and Mr. Szabo is the control person of Flint Ridge, the Fund filed jointly with Flint Ridge and Mr. Szabo, but not as a member of a group and it expressly disclaims membership in a group, and each filer disclaims beneficial ownership of the stock except to the extent of that person’s pecuniary interest therein.

(5)      Includes 14,773, 22,659 and 6,266 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027, June 1, 2028 and June 1, 2029, respectively, or departure from the Board of Directors.

(6)      Includes 14,773, 21,148 and 5,848 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027, June 1, 2028 and June 1, 2029, respectively, or departure from the Board of Directors.

(7)      Includes 23,414 and 6,475 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2028 and June 1, 2029, respectively, or departure from the Board of Directors.

(8)      Includes 23,295, 28,701 and 7,937 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027, June 1, 2028 and June 1, 2029, respectively, or departure from the Board of Directors.

(9)      Includes an aggregate of 52,841, 95,922 and 26,525 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027, June 1, 2028 and June 1, 2029, respectively, or departure from the Board of Directors.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the shares during the 60 days prior to the date hereof, except for the following transactions:

Stock Repurchase Program

On November 7, 2024, our Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”), pursuant to which we were authorized to purchase up to $10,000,000 of our common stock. On June 24, 2026, the Board of Directors authorized an increase to our Stock Repurchase Program, pursuant to which we may purchase up to $40,000,000 of common stock. As of September 30, 2026, we had purchased an aggregate of $1,761,769 of common stock. This amount is in addition to the $1,878,855 that was previously repurchased under the Stock Repurchase Program. Pursuant to the Stock Repurchase Program, we may repurchase shares of common stock on a discretionary basis from time to time through open market repurchases, privately negotiated transactions, or other means.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. The timing and amount of shares repurchased, if any, will depend on a number of factors, including stock price, trading volume, general market and business conditions, liquidity and capital needs, and other factors. The Stock Repurchase Program does not obligate us to repurchase any specific dollar amount or acquire any specific number of shares of common stock. The Stock Repurchase Program has no expiration date and may be suspended or discontinued at any time without notice.

We made the purchases of shares set forth in the table below under the Stock Repurchase Program. Each purchase was an open-market purchase through the Dealer Manager on Nasdaq in reliance on the safe harbor provided by Rule 10b-18 under the Exchange Act.

Date of Transaction	Number of Shares Purchased	Average Price per Share(1)
August 24, 2026	70,100	$2.8974
August 25, 2026	70,100	$2.9197
August 26, 2026	70,100	$2.8888
August 27, 2026	24,471	$2.8933
August 28, 2026	24,589	$2.7910
August 31, 2026	28,439	$2.8491
September 1, 2026	24,452	$2.7845
September 2, 2026	6,279	$2.8098
September 3, 2026	15,960	$2.8129
September 14, 2026	10,000	$2.6094
Total	344,490	$2.8664	(2)

____________

(1)      Excludes brokerage commissions.

(2)      Weighted average price per share. The aggregate purchase price was approximately $1.0 million, excluding commissions.

Stock Withholding Upon Vesting of RSUs

On September 1, 2026 and September 15, 2026, we withheld 1,077 shares and 6,618 shares, respectively, at prices of $2.76 and $2.60 per share, respectively, to satisfy tax withholding obligations associated with the vesting and settlement of RSUs granted to Edward Kirnbauer pursuant to our 2011 Incentive Compensation Plan, as amended (the “2011 Plan”).

Agreements and Arrangements

Rule 10b5-1 Trading Plans

Our executive officers and directors may from time to time enter into customary plans intended to satisfy the requirements of Rule 10b5-1 of the Exchange Act, pursuant to which they may execute purchases or sales of our common stock. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell Company stock. Under these plans, sales or purchases may be effected as specified in the plans, even if subsequent material and non-public information becomes available to the individuals who adopted the plans. Any transaction executed under the provisions of the plan will be reported through Form 144 and Form 4 filings with the SEC, to the extent required by law.

Equity Awards/Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executive officers by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. On June 6, 2011, our stockholders approved the 2011 Plan, which terminates on March 4, 2034, unless terminated earlier. The 2011 Plan is administered by the Compensation Committee of the Board of Directors and provides that stock options, stock units, restricted shares, and stock appreciation rights may be granted to executive officers, directors, consultants, and other key employees.

Other Compensatory Arrangements

Our practices with respect to equity awards to our directors and executive officers as well as guidelines and policies are described more fully in our proxy statement on Schedule 14A, filed with the SEC on August 7, 2026 (the “2026 Proxy Statement”). We also provide other compensatory arrangements to our employees, including officers and directors, certain of which are described in the 2026 Proxy Statement.

From time to time we enter into offer letters of employment upon the hiring of certain executive officers which provide for the grant of equity awards, and we have entered into an employment agreement with Edward Kirnbauer, our Chief Financial Officer, that provides for accelerated vesting of equity awards in certain circumstances, as described in the 2026 Proxy Statement.

Governance Letter Agreement

On June 24, 2026, we and Bleichroeder LP entered into a letter agreement (the “Governance Letter Agreement”). Pursuant to the Governance Letter Agreement, we agreed to include in our proxy statement for our 2026 Annual Meeting a proposal seeking stockholder approval of Bleichroeder LP’s ability to convert Series B Preferred Stock in excess of 19.9% of our outstanding common stock and to exceed 19.9% of our outstanding stock generally. This proposal was approved by stockholders at our 2026 Annual Meeting. We also agreed, for a three-year period, not to amend or modify our bylaws to prevent, impair or delay the ability of stockholders holding 10% or more of our outstanding capital stock from calling special meetings of stockholders, and to consult reasonably with Bleichroeder LP with respect to dividends, distributions, stock repurchases and other transactions providing liquidity to stockholders.

The Governance Letter Agreement also provides Bleichroeder LP with the right to nominate one designee, reasonably acceptable to the then-current Board of Directors, for election to the Board of Directors at each annual meeting of stockholders for so long as Bleichroeder LP holds at least 20% of our outstanding common stock, including for this purpose securities convertible into common stock without giving effect to any conversion limitations applicable to the Series B Preferred Stock, and a second such designee if Bleichroeder LP’s ownership increases to 40% or more. We also agreed to use reasonable best efforts to obtain the election of any such Bleichroeder LP designees and, upon Bleichroeder LP’s request, to appoint any such designees then serving on the Board of Directors to any committee designated to review or oversee strategic alternatives for us, subject to customary recusal requests in the event of any potential conflict of interest. The Governance Letter Agreement further contains our acknowledgment that the restrictions on business combinations under Section 203 of the Delaware General Corporation Law are no longer applicable to Bleichroeder LP, Bleichroeder LP’s acknowledgment and agreement that the Board of Directors and its committees must satisfy applicable Nasdaq and SEC independence requirements, and Bleichroeder LP’s agreement that, if it acquires more than 40% of our voting stock, it shall vote shares held above such threshold in the same proportion as shares voted by our other stockholders.

On August 24, 2026, we and Bleichroeder LP supplemented Section 3(e) of the Governance Letter Agreement to clarify the intent of the parties and confirm the mutual understanding that the proportional voting requirement established by Section 3(e) of the Governance Letter Agreement shall be triggered whenever Bleichroeder LP owns more than 40% of our outstanding voting stock regardless of whether such ownership results from Bleichroeder LP’s purchases of voting stock, from Bleichroeder LP’s conversion of our nonvoting Series B Preferred Stock into voting stock, from our repurchase of our outstanding voting stock, or from any other cause.

Stockholder Agreement

In connection with a private placement, on December 21, 2017, we and the 21 April Funds entered into a stockholder agreement (the “Stockholder Agreement”), which provides that we must file one or more registration statements with the SEC covering the resale of the shares of common stock underlying our Series B Preferred Stock sold in the private placement and any common stock issued or issuable as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series B Preferred Stock. We agreed to file the registration statements within 120 days of the initial closing of the private placement. The Stockholder Agreement includes customary indemnification rights in connection with the registration statements.

The foregoing descriptions of agreements and arrangements involving the shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

11.    Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 6.

12.    Certain United States Federal Income Tax Consequences.

General.    The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, persons for whom the sale of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, taxpayers electing a mark-to-market method of accounting, Non-U.S. Holders that hold (or that held, directly, indirectly or constructively, at any time during the shorter of the five-year period ending on the date of the sale of their shares pursuant to the Offer and their holding period for such shares) more than 5% of the Company’s common stock, partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements), stockholders holding the shares as part of a conversion transaction or constructive sale transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who hold or received their shares through exercise of employee share options or otherwise as compensation or through any tax-qualified retirement plan. In addition, the discussion below does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership or a disregarded entity for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of receiving cash for shares pursuant to the Offer.

Each stockholder should consult its tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and the sale of shares by the U.S. Holder for cash pursuant to the Offer will generally be treated as either a sale of shares by the U.S. Holder or the receipt of a distribution with respect to the shares. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”). One of the Section 302 Tests must be satisfied in order for the sale of shares by a stockholder for cash pursuant to the Offer to be treated as a sale or exchange of shares for U.S. federal income tax purposes.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the common stock that is actually owned by the U.S. Holder, but also common stock that is constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own common stock actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as common stock the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption with respect to the U.S. Holder if the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

U.S. Holders should be aware that dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. U.S. Holders should consult their tax advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests.

Further, if other holders sell a greater percentage of their shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock, and that would cause the U.S. Holder not to meet any of the Section 302 Tests.

U.S. Holders should consult their tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. Under the “wash sale” rules under the Code, provided the purchase of shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described below), loss recognized on shares repurchased pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Holder acquires other stock of the Company or substantially identical stock or securities within 30 days before or after such purchase and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its shares in the Offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering shares pursuant to the Offer.

Distribution Treatment.    If none of the Section 302 Tests is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the Offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.

The determination of whether a corporation has current or accumulated earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Constructive Distributions.    Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer, U.S. Holders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including U.S. Holders who do not tender any shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution would be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering Non-U.S. Holders

Sale or Exchange Treatment.    If a sale by a Non-U.S. Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. A Non-U.S. Holder described in clause (i) above will be required to pay U.S. federal income tax on the gain recognized on the sale in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain recognized on the sale, which may be offset by certain U.S. source capital losses provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the repurchase of shares pursuant to the Offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). To claim the exemption from withholding for “effectively connected” income, the Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8ECI.

Distribution Treatment.    Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agent generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the Offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 reflecting that no or reduced withholding is required. See Section 3 for additional information. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal withholding tax if such Non-U.S. Holder meets any of the Section 302 Tests or if the Non-U.S. Holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares in the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Constructive Distributions.    To the extent a Non-U.S. Holder is deemed to receive a constructive distribution with respect to an increase in its percentage ownership of the Company as a result of the Offer (as discussed above for U.S. Holders in the “Constructive Distributions” section), such constructive distribution should generally be treated as described above in the “Distribution Treatment” section.

Information Reporting and Backup Withholding

Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (currently, at a 24% rate). Backup withholding may apply to payments of gross proceeds to a U.S. Holder unless the stockholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares pursuant to the Offer should complete and sign an IRS Form W-9 (a copy of which is included with the Letter of Transmittal) in order to provide the information and certifications necessary to avoid backup withholding.

Certain stockholders (including, among others, most corporations) are not subject to the foregoing information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding generally will not apply to payments of gross proceeds pursuant to the Offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the stockholder to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of shares pursuant to the Offer.

The above discussion is not intended to constitute a complete analysis of all U.S. tax consequences relating to participating in the Offer.

You should consult your tax advisor concerning the tax consequences applicable in your particular situation.

13.    Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 6 have occurred, to amend the Offer in any respect, including, without limitation, by changing the per share purchase price range or by increasing or decreasing the aggregate purchase price of shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement of the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•        we increase or decrease the price range to be paid for shares or increase or decrease the aggregate purchase price payable for shares sought in the Offer (and thereby increase or decrease the number of shares purchasable in the Offer), and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares; and

•        the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 13;

then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice.

If we increase the aggregate purchase price payable for shares purchased in the Offer such that the additional amount of shares accepted for payment in the Offer does not exceed 2% of the outstanding shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

14.    Fees and Expenses.

We have retained Craig-Hallum Capital Group LLC to act as the exclusive Dealer Manager, D.F. King & Co., Inc. to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including shares. In addition, the Dealer Manager and its affiliates may tender shares in the Offer for their own account.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 of the Letter of Transmittal.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which legislation, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our stock trades on the Nasdaq Capital Market, we are a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes and stockholders that treat the redemption of their shares as a dividend will agree to provide us at our request such evidence as we may reasonably request to establish such treatment. As discussed in Section 12, whether our purchase of shares from a stockholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the stockholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the stockholder’s particular facts and circumstances. To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes. We expect to pay the Excise Tax with respect to the Offer when due.

15.    Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

After completion of the Offer, we may purchase additional shares in the open market, privately-negotiated transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning the Company.

You should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal or to which we have referred you in this Offer to Purchase. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by us, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

INVE Technologies, Inc.

October 21, 2026

The Letter of Transmittal and certificates for shares, and any other required documents, should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents to the Depositary by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

Equiniti Trust Company, LLC

If delivering by express mail, courier, or other expedited service:	By mail:
Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase — Reorganization Department	Equiniti Trust Company, LLC Operations Center Attn: Onbase — Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (212) 257-2092
All others, please call toll-free: (800) 515-4507
Email: INVE@dfking.com

The Dealer Manager for the Offer is:

Craig-Hallum Capital Group LLC
323 N. Washington Ave., Suite 300
Minneapolis, MN 55401
Phone: (612) 334-6397
Email: CapMkts@craig-hallum.com